Exhibit 99.1

Gulf Resources, Inc.	CCG Investor Relations
Rena Xiao	Mr. Crocker Coulson, President
E-mail: renaxiao@gmail.com	Phone: +1-646-213-1915
E-mail: crocker.coulson@ccgir.com
Helen Xu
E-mail: beishengrong@163.com	Ms. Linda Salo, Financial Writer Phone: +1-646-922-0894
E-mail: linda.salo@ccgir.com Website: http://www.ccgirasia.com/

Gulf Resources Reports First Quarter 2009 Results

New York & Shandong Province, May 12 2009 - Gulf Resources, Inc. (OTCBB: GFRE) (“Gulf Resources” or the “Company”), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced its financial results for the three months ended March 31, 2009.

First Quarter Highlights

•	Net revenue was $23.6 million, a year-over-year increase of 7.3%
•	Gross profit was $10.1 million, a year-over-year increase of 7.0%
•	Gross Margin was 42.7%, compared to 42.8% in first quarter of 2008
•	Net income was $6.5 million, or $0.06 per diluted share, compared to $6.1 million, or $0.06 per diluted share a year ago
•	Cash totaled $30.0 million as of March 31, 2009
•	Paid off approximately $21.3 million in related-party loans payable through the issuance of 21.0 million common shares in February 2009
•	Appointed Xiaobin Liu as new Chief Executive Officer in March 2009
•	Received $7.5 million in follow-up orders for environmentally friendly chemicals in March 2009

First Quarter 2009 Results

“Our sales revenue increased moderately year-over-year due to the introduction of environmentally friendly chemicals and sales of crude salt, exceeding revenue and net income guidance issued in March 2009,” said Xiaobin Liu, Chief Executive Officer of Gulf Resources. “The first quarter of the year is usually more modest in terms of sales as our production facilities operate at a lower rate compared to the fourth quarter because of the Chinese New Year holiday. In this quarter, our bromine sales decreased 20.8% year-over-year mainly due to conservative purchase orders from downstream chemical manufacturers as well as lower selling prices of bromine products compared to first quarter of 2008. However, the decrease was offset by increased contribution of our environmentally friendly chemical products and crude salt products that resulted in a higher gross profit margin this quarter compared to the fourth quarter of 2008.”

Gulf Resources’ revenue was $23.6 million for the first quarter of 2009, an increase of 7.3% from $22.0 million for the first quarter of 2008.  During the first quarter of 2009, the revenue from the bromine and crude salt segment was $15.5 million, or 65.7% of total revenue, compared to $16.4 million, or 74.9% for the first quarter of 2008. Revenue from crude salt alone increased to $2.5 million, or 10.7% of total revenue, from only $95,044 for the same period of last fiscal year, mainly due to the acquisition of salt pans and the improved utilization of halogen water.

Revenue from the chemical products segment was $8.1 million, or 34.3% of total revenue, for the first quarter of 2009, an increase of 46.8% from $5.5 million, or 25.1% of total revenue in the corresponding period last year. The growth in sales of chemical products was due to the expansion of production capacity and the introduction of new environmentally friendly additive products, including solid lubricant and polyether lubricant used in oil and gas exploration, in September 2008.

Gross profit for the first quarter of 2009 totaled $10.1 million, or a gross profit margin of 42.7%, compared to $9.4 million, or a gross profit margin of 42.8% for the first quarter of 2008. For the fourth quarter of fiscal 2008, gross profit margin was 40.2%. The increase in gross profit margin compared to the previous quarter was due to increased sales of environmentally friendly additive products and crude salt in the first quarter of 2009. Environmentally friendly additive products and crude salt have gross margins of approximately 43% and 68%, while bromine had a gross margin of 39% for the first quarter of 2009.

Research and development and general and administrative expenses for the first quarter of 2009 were $1.2 million, an increase of 24.1% from $1.0 million in the first quarter of 2008. The increase was mainly due to higher expenses from stock options granted to employees that were recorded as general and administrative expenses.

Income from operations for the first quarter of 2009 was $8.9 million, an increase of 5.0% compared to $8.4 million for the corresponding quarter of 2008. Operating margin was 37.5% for the first quarter of 2009, compared to 38.3% for the first quarter of 2008.

Net income was $6.5 million for the first quarter of 2009, an increase of 6.3% from $6.1 million for the first quarter of 2008. Basic and diluted earnings per share in first quarter of fiscal year 2009 was $0.06, compared to basic and diluted earnings per share of $0.06. Weighted average number of diluted shares for the three months ended March 31, 2009 was 115,052,175, compared to the weighted average number of diluted shares of 99,668,842 for the corresponding period of fiscal 2008.

Financial Condition

As of March 31, 2009, Gulf Resources had cash of $30.0 million, current assets of $43.3 million, current liabilities of $17.4 million, working capital of $25.9 million, a current ratio of 2.5, and shareholders’ equity $81.1 million. The Company had no long term debt outstanding as of March 31, 2009, as it issued 21.0 million common shares to three new shareholders in lieu of paying off in cash approximately $21.3 million in existing loans payable. For the three months ended March 31, 2009, the Company generated $9.1 million in cash flow from operations, primarily attributable to net income, and $10.0 million in cash out flow from investing activities, mainly due to the acquisition of bromine and crude salt manufacturing assets in February 2009. The Company plans to invest approximately $20 million for the remainder of fiscal 2009 to increase its bromine production capacity and to upgrade existing chemical production lines.

Recent Developments

In April 2009, Gulf Resources started formal production at Factory 7 using bromine production assets acquired in February 2009. When operating at target utilization, the Company expects the acquired assets to increase the Company’s annual bromine production capacity by 3,000 tons. The Company expects the assets to reach a utilization rate of 70% by the end of 2009, taking year-end equipment maintenance into consideration.

Immediately following the acquisition of assets, the Company started extracting crude salt from the salt pans included in the acquisition. The Company expects to increase its annual crude salt production capacity to 300,000 metric tons in 2009 through improved utilization of halogen water and added salt pans.

In May 2009, the Company entered an agreement together with Top King Group Limited, Billion Gold Group Limited, and Topgood International Limited (the “Holders”). Under the agreement, the Holders agree not to offer, sell, or contract to sell in a public transaction the 21 million shares obtained in February 2009 for a period of no less than 22 months from May 10, 2009 (the “Lock-up Period”). Furthermore, the Holders agreed that in each of the next twelve months following the Lock-up Period, the Holders shall not transfer shares in an amount greater than 2% of the total shares of the Company’s common stock issued an outstanding in a public transaction.

In February 2009, the Company entered into an agreement to issue 21.0 million shares of the Company’s common stock to three new shareholders in lieu of paying off in cash approximately $21.3 million in existing loans payable to Shenzhen Hua Yin Guaranty and Investment Limited Liability Company.

Business Outlook

Gulf Resources’ increased focus on high-margin crude salt and environmentally friendly chemicals offset the impact of slower demand and lower bromine prices in January 2009. Since then, demand from end customers has recovered, resulting in an increase in bromine prices.

“As prices for chemical products utilizing bromine rebounded in March 2009, we have seen our customers increase their bromine orders, resulting in slightly higher bromine prices,” said Mr. Liu. “We expect gross margin for our bromine products to remain flat for the next few months as input costs follow bromine prices.  However, we expect to see an increase in overall gross margin over the upcoming quarters as we continue developing our higher margin environmentally friendly oil and gas exploration chemical product business and increasing production of crude salt.”

The Company plans to continue increasing control over bromine production assets in Shandong province through additional acquisitions, while simultaneously establishing more salt pans in conjunction with its existing bromine production properties to increase the extraction of crude salt.

Furthermore, the Company plans to continue developing its chemical products business. In addition to the continuous development of environmentally friendly oil and gas exploration additive products, the Company plans to upgrade its first chemical production line to comply with the development and production of environmentally friendly chemical additives for agricultural applications. The upgrade of the first chemical production line would also entitle the Company to benefit from the VAT rebates introduced by the Chinese government to promote the development of the domestic chemical industry.

For fiscal year 2009, Gulf Resources expects to achieve revenue of approximately $98 million to $103 million, net income of approximately $27 million to $29 million, and diluted earnings per share of $0.22 to $0.24, using a share count of 122,168,842.

Conference Call

Gulf Resources’ management will host a conference call at 10:00 a.m. ET on Tuesday, May 12, 2009 to discuss its results for the three months ended March 31, 2009. To participate in this live conference call, please dial 888 419 5570 five to ten minutes prior to the scheduled conference call time. International callers should call +1 617 896 9871. The conference pass code is 272 469 75.

A replay of the conference call will be available for 14 days starting from 12:00 a.m. ET on Tuesday, May 12, 2009. To access the replay, call 888 286 8010. International callers should call +1 617 801 6888. The conference pass code is 600 738 35.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit www.gulfresourcesinc.cn

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

- Financial tables to follow-

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
MARCH 31, 2009 AND DECEMBER 31, 2008

	March 31,	December 31,
	2009	2008
	(unaudited)	(audited)
ASSETS

CURRENT ASSETS
Cash	$29,950,418	$30,878,044
Restricted cash	-	-
Accounts receivable, net of allowance	12,654,218	11,674,645
Inventories	499,976	418,259
Prepayment and deposit	124,034	229,408
Prepaid land lease	15,828	15,849
Deferred tax asset	3,449	3,453
Other receivable	2,285	2,641
	43,250,208	43,222,299

PROPERTY, PLANT AND EQUIPMENT, Net	54,502,505	45,399,456

PREPAID LAND LEASE, Net of current portion	732,748	737,711

TOTAL ASSETS	$98,485,461	$89,359,466

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$6,980,001	$4,746,993
Loan Payable	4,028,750	4,034,250
Note and loan payable – related parties	1,650,000	4,650,000
Due to related party	852,105	852,068
Taxes payable	3,881,189	4,269,442
TOTAL CURRENT LIABILITIES	17,392,045	18,552,753

NON CURRENT LIABILITIES
Note payable, net of current portion	-	18,337,493

TOTAL LIABILITIES	17,392,045	36,890,246

STOCKHOLDERS' EQUITY

PREFERED STOCK ; $0.001 par value; 1,000,000 shares
authorized none outstanding	-	-
COMMON STOCK; $0.0005 par value; 400,000,000 shares
authorized; 122,168,842 shares issued and
outstanding	61,084	49,834

ADDITIONAL PAID-IN CAPITAL	35,164,563	13,035,293

RETAINED EARNINGS - UNAPPROPRIATED	38,350,579	31,817,465

RETAINED EARNINGS - APPROPRIATED	3,223,418	3,223,418

CUMULATIVE TRANSLATION ADJUSTMENT	4,293,772	4,343,210

TOTAL STOCKHOLDERS' EQUITY	81,093,416	52,469,220

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$98,485,461	$89,359,466

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2009	2008

NET REVENUE
Net sales	$23,633,538	$22,033,557

OPERATING EXPENSES
Cost of net revenue	13,540,940	12,599,720
General and administrative expenses	1,099,380	854,542
Research and development cost	124,969	131,834
	14,765,289	13,586,096

INCOME FROM OPERATIONS	8,868,249	8,447,461

OTHER INCOME (EXPENSES)
Interest expense	(27,009)	(60,111)
Interest income	22,029	25,676
Sundry income	-	(18,738)

INCOME BEFORE INCOME TAXES	8,863,269	8,394,288

INCOME TAXES - current	(2,330,155)	(2,246,697)

NET INCOME	$6,533,114	$6,147,591

EARNINGS PER SHARE
BASIC	$0.06	$0.06
DILUTED	$0.06	$0.06

WEIGHTED AVERAGE NUMBER OF SHARES

BASIC	115,052,175	99,668,842
DILUTED	115,052,175	99,684,467

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$6,533,114	$6,147,591
Adjustments to reconcile net income
to net cash provided by operating activities
Amortization of warrants issued for expenses	238,027	139,151
Amortization of prepaid expenses by shares	-	145,484
issued for consulting fee
Depreciation of fixed assets	1,469,822	985,491
Amortization of prepaid expenses	3,957	-
Bad debt provision	64,117	-
(Increase) decrease in assets
Accounts receivable	(1,059,675)	(3,157,652)
Inventories	(82,293)	(18,898)
Prepayment and deposit	105,421	(493,415)
Increase (decrease) in liabilities
Accounts payable and accrued expenses	2,238,313	1,588,154
Taxes payable	(382,458)	1,785,067

Net cash provided by operating activities	9,128,345	7,120,973

CASH FLOWS USED IN INVESTING ACTIVITIES
Restricted cash		(2,153,269)
Property, plant and equipment	(10,019,262)	(9,881,517)

Net cash used in investing activities	(10,019,262)	(12,034,786)

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
Proceeds from loan payable	-	5,590,800
Advances from related party	-	2,998,281
Repayment on bank loan	-	(3,843,675)

Net cash provided by financing activities	-	4,745,406

EFFECTS OF EXCHANGE RATE CHANGE ON CASH	(36,709)	379,073

NET INCREASE IN CASH	(927,626)	210,666

CASH - BEGINNING OF PERIOD	30,878,044	10,773,875

CASH - END OF PERIOD	$29,950,418	$10,984,541

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